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                                                                  EXHIBIT 11.1

                      NEOPROBE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE

                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                           1995                1996
                                                           ----                ----
Net Loss                                                ($ 2,541,298)       ($ 3,550,199)
                                                        ============        ============
Weighted average number of
  shares outstanding:
Weighted average common shares
  outstanding beginning of period                         10,854,515          17,334,800
Weighted average common shares
  issued during period                                     1,002,169              91,814
                                                         -----------          ----------
Weighted average number of shares outstanding
  used in computing primary net loss per share            11,856,684          17,426,614
                                                         ===========         ===========
Weighted average number of shares used in
  computing fully diluted net loss per share              11,856,684          17,426,614
                                                         ===========         ===========
Earnings (Net Loss) Per Share:
  Primary                                                     ($0.21)             ($0.20)
                                                         ===========         ===========
Fully diluted                                                 ($0.21)             ($0.20)
                                                         ===========         ===========
